Perma-Fix Reports 28% Increase in Revenue and $2.8 Million
of EBITDA for the Second Quarter of 2009

ATLANTA – August 6, 2009— Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the second quarter ended June 30, 2009.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “We achieved revenue of $23.7 million, EBITDA of $2.8 million and net income of $751,000 for the second quarter of 2009. Revenue within our Nuclear Segment increased 38.1% compared to the same period last year with much of the increase attributable to our work at the Hanford Site. We are pleased to report that we have begun to see the impact of improved budgets for waste treatment within the Department of Energy (DOE) and increased funding due to the American Recovery and Reinvestment Act (ARRA), although the impact was not felt until the end of the second quarter and now heading into the third quarter. Specifically, we are benefitting from increased shipments of more complex waste streams. Our method of recognizing revenue for these wastes is to record a portion of our revenue upon receipt, with the majority of the revenue recognized as we treat and send the waste for final disposal. This provides us good visibility into our revenue and cash flow for the second half of 2009.

“During the second quarter of 2009, we began treating our first shipments of radioactive Polychlorinated Biphenyls (PCBs).  This new revenue stream is the result of our permit obtained from the Environmental Protection Agency (EPA) to treat these wastes in November of last year after a four year application period. Subsequent to the end of the second quarter, we received authorization from the EPA to treat radioactive PCB debris using our macro-treatment process at our Perma-Fix Northwest Richland (PFNWR) facility, which is located adjacent to the Hanford Site in Washington State.  The location of our PFNWR facility is ideal for addressing the needs of the DOE and the State of Washington in light of the substantial amounts of radioactive PCBs that exist in the area.  As the only authorized commercial facility treating radioactive PCB wastes, we expect this business to be a strong contributor to our growth, especially as the DOE completes the closure of its Toxic Substance Control Act (TSCA) incinerator later this year.”

“Within our Industrial Segment, we have not been immune to the impact of current economic conditions, as industrial customers deferred waste treatment projects, and weaker oil prices affected our waste oil recovery business.  We believe the Industrial Segment will continue to be a positive contributor, and in fact, resume growth in the near-term. We are particularly encouraged by our new process for the treatment of characteristic hazardous wastes at our South Georgia facility. We completed construction and permitting for this process in April 2009 and began serving customers in the Southeast towards the end of the second quarter.  Feedback from customers thus far has been very positive since this process substantially reduces disposal costs, as well as the risks normally associated with characteristic hazardous waste.”

Dr. Centofanti concluded, “Looking ahead, we anticipate a strong second half of 2009, due to the improved DOE budgets, our new treatment processes, as well as our onsite work at the DOE’s Hanford Site.  We remain focused on continued organic growth, leveraging our fixed costs to maximize earnings, as well as utilizing our cash flow to further improve our balance sheet.”

Financial Results

Revenue for the second quarter of 2009 was $23.7 million, versus $18.5 million for the same period last year.  The increase in revenue was due to work that commenced on October 1, 2008, from the CH Plateau Remediation Company subcontract to clean up the DOE’s Hanford nuclear waste site.  Revenue for the Nuclear Segment increased to $20.7 million from $15.0 million for the same period last year. Revenue for the Industrial Segment decreased to $2.0 million versus $2.7 million for the same period last year due to reduced waste oil sales, as well as a decline in hazardous waste treatment due to the slowdown in the economy.  Revenue from the Engineering Segment increased to $1.0 million versus $789,000 for the same period last year.  Operating income for the second quarter was $1.6 million versus $1.1 million for the same period the previous year.  Net income for the second quarter of 2009 was $751,000, or $0.01 per share, versus a net income of $458,000 or $0.01 per share, for the same period last year.  Net income in the second quarter of 2009 included a loss from discontinued operations, net of taxes, of $237,000 compared to a loss of $383,000 from discontinued operations, net of taxes, for the comparable period in the second quarter of 2008.  Net income for the second quarter of 2008 included a $108,000 gain on the disposal of discontinued operations.

The Company had EBITDA of $2.8 million from continuing operations during the quarter ended June 30, 2009, as compared to EBITDA of approximately $2.2 million for the same period of 2008. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. Due to the unique transactions that have resulted from bringing certain facilities within our Industrial Segment back into Continuing Operations, such as asset Impairment expense (recovery) and the “catch-up” of depreciation, the Company recognizes that the EBITDA is an “adjusted EBITDA” and understands these differences when measuring performance. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three and six months ended June 30, 2009 and 2008.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2009	2008	2009	2008
Net Income	$988	$733	$1,232	$371

Adjustments:
Depreciation & Amortization	1,201	1,117	2,381	2,238
Interest Income	(41)	(49)	(93)	(117)
Interest Expense	468	367	1,015	738
Interest Expense - Financing Fees	63	57	76	110
Income Tax expense	91	17	100	16

EBITDA	$2,770	$2,242	$4,711	$3,356

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended June 30, 2009			Three Months Ended June 30, 2008
(In thousands)	Nuclear	Engineering	Industrial	Nuclear	Engineering	Industrial
Net revenues	$20,723	$1,004	$1,962	$15,009	$789	$2,704
Gross profit	5,300	314	411	4,557	328	989
Segment profit (loss)	2,713	159	(141)	1,763	134	334

	Six Months Ended June 30, 2009			Six Months Ended June 30, 2008
(In thousands)	Nuclear	Engineering	Industrial	Nuclear	Engineering	Industrial
Net revenues	$39,846	$1,783	$4,071	$28,991	$1,691	$5,290
Gross profit	9,592	540	981	8,112	584	1,625
Segment profit (loss)	4,462	245	(87)	2,739	262	300

Conference Call

Perma-Fix will host a conference call at 12:00 noon ET on Thursday, August 6, 2009. The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 221-1081 for U.S. callers, or (706) 758-6511 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight August 13, 2009, and can be accessed by calling: (800) 642-1687 (U.S. callers) or (706) 645-9291 (international callers) and entering conference ID: 23179933.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including DOE, DOD, and nuclear utilities. The Company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the company operates seven waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. All statements, other than statements of historical facts, are forward-looking statements.  Statements that include words “expect”, “intend”, “plan”, “believe”, “project”, “anticipate”, “estimate”, and similar statements of a future or forward-looking nature are forward-looking statement.  Forward-looking statements include, but are not limited to: that we anticipate a strong second half of 2009; our method of recognizing income provides us good visibility into our revenue and cash flow for the second half of 2009;  we anticipate benefitting from the improvement in the DOE’s budget and increased funding from the The American Recovery and Reinvestment Act for nuclear waste clean-up throughout the DOE complex; expect the treatment of radioactive PCB wastes to be a strong contributor to our growth; we believe the Industrial Segment will continue to be a positive contributor, and in fact, resume growth in the near future; and we remain focused in continued organic growth, leveraging our fixed costs to maximize earnings, as well as utilizing our cash flow to further improve our balance sheet.  These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government’s option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the Department of Defense’s and Department of Energy’s remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2008 Form 10-K and Form 10-Q for the quarters  ending March 31, 2009 and June 30, 2009. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-9898	(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in Thousands, Except for Per Share Amounts)	2009	2008	2009	2008

Net revenues	$23,698	$18,502	$45,700	$35,972
Cost of goods sold	17,673	12,628	34,587	25,651
Gross profit	6,025	5,874	11,113	10,321

Selling, general and administrative expenses	4,465	4,596	8,805	9,056
Loss (gain) on disposal of property and equipment	—	141	(12)	141
Income from operations	1,560	1,137	2,320	1,124

Other income (expense):
Interest income	41	49	93	117
Interest expense	(468)	(367)	(1,015)	(738)
Interest expense-financing fees	(63)	(57)	(76)	(110)
Other	9	(12)	10	(6)
Income from continuing operations before taxes	1,079	750	1,332	387
Income tax expense	91	17	100	16
Income from continuing operations	988	733	1,232	371

(Loss) income from discontinued operations, net of taxes	(237)	(383)	67	(1,060)
Gain on disposal of discontinued operations, net of taxes	—	108	—	2,216
Net income applicable to Common Stockholders	$751	$458	$1,299	$1,527

Net income (loss) per common share – basic
Continuing operations	$.02	$.02	$.02	$.01
Discontinued operations	(.01)	(.01)	—	(.02)
Disposal of discontinued operations	—	—	—	.04
Net income per common share	$.01	$.01	$.02	$.03

Net income (loss) per common share – diluted
Continuing operations	$.02	$.02	$.02	$.01
Discontinued operations	(.01)	(.01)	—	(.02)
Disposal of discontinued operations	—	—	—	.04
Net income per common share	$.01	$.01	$.02	$.03

Number of common shares used in computing
net income (loss) per share:
Basic	54,124	53,729	54,054	53,717
Diluted	54,537	54,173	54,189	54,035

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET

	June 30,
	2009	December 31,
(Amounts in Thousands, Except for Share Amounts)	(Unaudited)	2008

ASSETS
Current assets:
Cash & equivalents	$114	$184
Account receivable, net of allowance for doubtful
accounts of $516 and $333	13,037	13,416
Unbilled receivables	10,947	13,104
Other current assets	2,542	2,909
Assets of discontinued operations included in current assets, net of allowance for
doubtful accounts of $0 and $0	73	110
Total current assets	26,713	29,723

Net property and equipment	47,608	47,434
Property and equipment of discontinued operations, net of accumulated
depreciation of $13 and $13	651	651
Intangibles and other assets	48,878	45,904
Total assets	$123,850	$123,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	25,257	32,398
Current liabilities related to discontinued operations	1,391	1,211
Total current liabilities	26,648	33,609

Long-term liabilities	30,825	25,399
Long-term liabilities related to discontinued operations	1,138	1,783
Total liabilities	58,611	60,791
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396	1,285	1,285
shares authorized, 1,284,730 shares issued and
outstanding, liquidation value $1.00 per share
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized,
no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized,
54,219,324 and 53,934,560 shares issued and outstanding, respectively	54	54
Additional paid-in capital	98,400	97,381
Accumulated deficit	(34,500)	(35,799)
Total stockholders' equity	63,954	61,636
Total liabilities and stockholders' equity	$123,850	$123,712